      As filed with the Securities and Exchange Commission on July 16, 1999
                                                    Registration No. 333-_______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                          QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

         North Carolina                                           56-1714315
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)

                              4709 Creekstone Drive
                         Riverbirch Building, Suite 200
                        Durham, North Carolina 27703-8411
                                 (919) 998-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            DENNIS B. GILLINGS, Ph.D.
                      Chairman and Chief Executive Officer
                          Quintiles Transnational Corp.
                              4709 Creekstone Drive
                         Riverbirch Building, Suite 200
                        Durham, North Carolina 27703-8411
                                 (919) 998-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            -------------------------
                                   Copies to:

                              GERALD F. ROACH, ESQ.
                               AMY J. MEYERS, ESQ.
                            SMITH, ANDERSON, BLOUNT,
                      DORSETT, MITCHELL & JERNIGAN, L.L.P.
                         2500 First Union Capitol Center
                          Raleigh, North Carolina 27601
                                 (919) 821-1220

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
                                                                      Proposed           Proposed
                  Title of Each Class                                 Maximum            Maximum
                     of Securities                   Amount to     Offering Price       Aggregate         Amount of
                   to be Registered                be Registered    Per Share(1)    Offering Price(1)  Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share. . . .        1,749,162        $37.90625      $66,304,172.06       $18,432.56
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on July 13, 1999 in accordance with Rule 457(c).
                            -------------------------
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                          Quintiles Transnational Corp.

                        1,749,162 Shares of Common Stock



The shareholders listed inside are offering to sell 1,749,162 shares of Quintiles common stock. The selling shareholders obtained their shares when we acquired one of four different companies, including Oak Grove Technologies, Inc., SMG Marketing Group, Inc., Minerva Medical Limited and Medlab (Pty) Limited and when we acquired the assets of the Niehaus & Botha partnership.

The selling shareholders may offer their Quintiles shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. We will not receive any part of the proceeds from the sales.

Quintiles common stock is listed on the Nasdaq National Market under the symbol "QTRN". On July 15, 1999, the last reported sale price of our common stock was $39.625 per share.


================================================================================
You should consider carefully the risk factors beginning on page 3 before making a decision to purchase our stock.
================================================================================


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is __________, 1999.

                                 About Quintiles

Quintiles is a market leader in providing a full range of integrated product development and commercialization services to the global pharmaceutical, biotechnology and medical device industries. Supported by our extensive information technology capabilities, we provide a broad range of contract services to help our clients reduce the length of time from the beginning of development to peak sales of a new drug or medical device. Our product development services include a full range of services focused on helping our clients through the development and regulatory approval of a new drug or medical device. Our commercialization services, including sales and specialized marketing support services, focus on helping our clients achieve commercial success for a new product or medical device. We also are a leader in the electronic data interchange and healthcare informatics industries and provide healthcare policy consulting to governments and other organizations worldwide.

                        Risk Factors You Should Consider

================================================================================
In addition to the other information provided or incorporated by reference in this prospectus, you should consider the following factors carefully in evaluating us and our business before making an investment decision. Additional risks and uncertainties not presently known to us, that we currently deem immaterial or that are similar to those faced by other companies in our industry or business in general, such as competitive conditions, may also impair our business operations. If any of the following risks occur, our business, financial condition, or results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline, in which case the value of your investment may decline as well. You should also refer to "Forward Looking Statements" on page 19.
================================================================================

Changes in Outsourcing Trends in the Pharmaceutical and Biotechnology Industries Could Adversely Affect Our Operating Results

     Economic factors and industry trends that affect our primary customers, pharmaceutical and biotechnology companies, also affect our business. For example, the practice of many companies in these industries has been to hire outside organizations such as ours to conduct large clinical research and sales and marketing projects. This practice has grown substantially in the 1990s, and we have benefited from this trend. If this trend were to change and companies in these industries reduced their tendency to outsource those projects, our operations and financial condition could be materially and adversely affected. In addition, numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost containment efforts limit the profits which can be derived on new drugs, our customers may reduce their research and development spending which could reduce the business they outsource to us. We cannot predict the likelihood of any of these events or the effects they would have on our business, results of operations or financial condition.

We May Not Be Able to Successfully Integrate PMSI and ENVOY Into Our Business

     In March 1999 we completed the acquisitions of Pharmaceutical Marketing Services, Inc. and ENVOY Corporation. ENVOY is the largest acquisition we have completed to date, and PMSI is one of the largest we have ever completed. We may not achieve the intended benefits of the mergers with PMSI and ENVOY if we are unable to integrate these businesses with our own successfully. The PMSI and ENVOY acquisitions have expanded our lines of business and thus involve new risks. ENVOY is a provider of electronic data interchange (or "EDI") and data analysis services; PMSI provides market research audits and other studies for the pharmaceutical industry. If either of these acquisitions fails to meet our performance expectations, our results of operation and financial condition could be materially adversely affected. We could encounter a number of difficulties in the integration of these businesses, such as:

         -        retaining PMSI's customers among pharmaceutical companies;

         - retaining ENVOY's EDI customers among pharmacies, health insurance companies, hospitals and other healthcare providers;

         - maintaining and increasing PMSI's and ENVOY's competitive presence in the healthcare industry;

         - the ability to operate and expand the data analysis portion of ENVOY's business;

         - continuing to operate each of PMSI's and ENVOY's businesses efficiently; or

         -        retaining key PMSI and ENVOY employees.

     For example, if either acquired company's current customers are uncertain about our commitment to support their existing products and services, they could cancel or refuse to renew current contracts. In addition, the combined company may be unsuccessful in expanding or retaining its competitive position in the current and new sectors of the healthcare industry in which it now operates as a result of factors such as its inability to properly market either acquired company's services and products. Furthermore, the successful integration of PMSI and ENVOY depends on the contribution of certain key PMSI and ENVOY employees. The loss of any key personnel could result in less efficient business operations for the combined company and could seriously harm its business.

If Companies We Acquire Do Not Perform as Expected or if We Are Unable to Make Strategic Acquisitions, Our Business Could Be Adversely Affected

     A key element of our growth strategy depends on our ability to complete acquisitions that complement or expand our business and successfully integrate the acquired companies into our operations. If we are unable to successfully execute our acquisition strategy, there could be a material adverse effect on our business, results of operations and financial condition. In the past, some of our acquisitions performed below our expectations in the short term, but we experienced no impact to our expectations for our overall results, due in part to the size of such acquisitions and the performance of other areas of our business. In the future, if we are unable to operate the business of an acquired company so that its results meet our expectations, those results could have a negative impact on our results as a whole. The risk that our results may be affected if we are unable to successfully operate the businesses we acquire may increase in proportion with (1) the size of the businesses we acquire, (2) the lines of business we acquire and (3) the number of acquisitions we complete in any given time period.

     In 1998, we completed 11 acquisitions and announced agreements to acquire PMSI and ENVOY. As of June 30, 1999, we have completed another 6 acquisitions, including PMSI and ENVOY. In addition, we are currently reviewing many acquisition candidates and continually evaluating and competing for new acquisition opportunities. Other risk factors we face as a result of our aggressive acquisition strategy include the following:

         - the ability to achieve anticipated synergies from combined operations;

         - integrating the operations and personnel of acquired companies, especially those in lines of business that differ from our current lines of business;

         - the ability of acquired companies to meet anticipated revenue and net income targets;

         -        potential loss of the acquired companies' key employees;

         - the possibility that we may be adversely affected by risk factors present at the acquired companies, including Year 2000 risks;

         - potential losses resulting from undiscovered liabilities of acquired companies that are not covered by the indemnification we may obtain from the sellers;

         - risks of assimilating differences in foreign business practices and overcoming language barriers (for acquisitions of foreign companies); and

         - risks experienced by companies in general that are involved in acquisitions.

     Due to these risks, we may not be able to successfully execute our acquisition strategy.

If We Are Unable to Successfully Develop and Market Potential New Services, Our Growth Could Be Adversely Affected

     Another key element of our growth strategy is the successful development and marketing of new services which complement or expand our existing business. If we are unable to succeed in (1) developing new services and
     (2) attracting a customer base for those newly developed services, we will not be able to implement this element of our growth strategy, and our future business, results of operations and financial condition could be adversely affected.

     For example, as a result of our acquisition of ENVOY, we are expanding our pharmaceutical and healthcare information and market research services. Providers of these services analyze healthcare information to study aspects of current healthcare products and procedures for use in producing new products and services or in analyzing sales and marketing of existing products. We believe that the healthcare information ENVOY processes in its current business could be utilized to create new data analysis services. In addition to the other difficulties associated with the development of any new service, our ability to develop this line of service may be limited further by contractual provisions limiting our use of the healthcare information or the legal rights of others that may prevent or impair our use of the healthcare information. Due to these and other limitations, we cannot assure you that we will be able to develop this type of service successfully. Our inability to develop new products or services or any delay in development may adversely affect our ability to realize some of the synergies we anticipate from the acquisition of ENVOY and to maintain our rate of growth in the future.

Our Results Could Be Adversely Affected by the Potential Loss or Delay of Our Large Contracts

     Many of our contract research customers can terminate our contracts upon 15-90 days' notice. In the event of termination, our contracts often provide for fees for winding down the project. Still, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect our future net revenue and profitability. In addition, EDI customers under certain circumstances may enter into contracts with other providers which lessen the number of transactions processed by or under our contracts.



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

Our Backlog May Not Be Indicative of Future Results

     We report backlog based on anticipated net revenue from uncompleted projects that a customer has authorized. Backlog does not include anticipated net revenue from our transaction processing services since the contracts do not quantify the volume of transactions processed. We cannot assure you that the backlog we have reported will be indicative of our future results. A number of factors may affect our backlog, including:

         - the variable size and duration of projects (some are performed over several years);

         -        the loss or delay of projects; and

         -        a change in the scope of work during the course of a project.

We Face Risks Concerning the Year 2000 Issue

     If We or Our Vendors Do Not Adequately Prepare for the Year 2000 Issue, Our Operations Could be Disrupted

     We have established a Year 2000 Program to address the Year 2000 issue, which results from computer processors and software failing to process date values correctly, potentially causing system failures or data corruption. The Year 2000 issue could cause disruptions of our operations, including, among other things, a temporary inability to process information, such as real-time transaction processing for pharmacies and other healthcare providers and payors; receive information, services or products from third parties; interface with customers in the performance of contracts; or operate or communicate in some or all of the regions in which we do business. Our computing infrastructure is based on industry standard systems. The scope of our Year 2000 Program includes unique software systems and tools in each of our service groups, especially our product development group, embedded systems in our laboratory and manufacturing operations, mainframe systems in our QUINTERNET(TM) informatics service group, which includes PMSI and ENVOY, facilities such as elevators and fire alarms in over 70 offices (which also involve embedded technology) and numerous supplier and other business relationships. We have identified critical systems within each service group and are devoting our resources to address these items first.

     Our Year 2000 Program is directed by the Year 2000 Executive Steering Team, which is comprised of our Chief Information Officer and representatives from regional business units, together with legal, quality assurance and information technology personnel. We have established a Year 2000 Program Management Office, staffed by consultants and internal staff, which develops procedures and instructions at a centralized level and oversees performance of the projects that make up the program. Project teams organized by service group and geographic region are responsible for implementation of the individual projects.

     The framework for our Year 2000 Program prescribes broad inventory, assessment and planning phases which generally guide our projects. Each project generally includes launch, analysis, remediation, testing and deployment phases. We are in the process of assessing those systems, facilities and business relationships which we believe may be vulnerable to the Year 2000 issue and which we believe could impact our operations. Although we cannot control whether and how third parties will address the Year 2000 issue, our assessment also will include a limited evaluation of certain services on which we are substantially dependent, and we plan to develop contingency plans



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

     for possible deficiencies in those services. For example, we believe that among our most significant third party service providers are physician investigators who participate in clinical studies conducted through our contract research services and external organizations (such as pharmacies, insurance providers and medical offices) linked to the QUINTERNET(TM) informatics services consequently; we are developing a specialized process to assess and address Year 2000 issues arising from these relationships. We do not plan to assess how our customers, such as pharmaceutical and large biotechnology companies, are dealing with the Year 2000 issue.

     As we complete the assessment of our systems, we are developing plans to renovate, replace or retire them, as appropriate, if they are affected by the Year 2000 issue. Such plans generally include testing of new or renovated systems upon completion of the remedial actions. We will utilize both internal and external resources to implement these plans. We have addressed and substantially completed our assessment, remediation, testing and deployment of our systems relating to our healthcare consulting services and our commercialization services. Our product development services utilize numerous systems, which we must address independently on disparate schedules, depending on the magnitude and complexity of the particular system. We have successfully remediated, replaced and migrated a substantial majority of these systems and anticipate that substantial completion of these systems will occur by the end of the third quarter of 1999. We have evaluated the state of readiness of our recent acquisitions, including ENVOY, PMSI and SMG, which form the core of our QUINTERNET(TM) informatics services, and have integrated these acquisitions into our Year 2000 Program. Our QUINTERNET(TM) informatics services utilize real-time and batch systems linked to external organizations, and PC-based audit and syndicated data systems. Significant progress has been made in remediating and testing these systems. We are substantially complete with respect to the systems formerly owned by PMSI and anticipate that remediation and testing of former ENVOY and SMG systems will be substantially complete by the end of the third quarter of 1999. Testing with external organizations which work with our QUINTERNET(TM) informatics service group will occur throughout the second half of 1999. We expect to complete the core components of our Year 2000 Program before there is a significant risk that internal Year 2000 problems will have a material impact on our operations.

     If Our Costs of Addressing the Year 2000 Issue Exceed Our Estimates, Our Net Income Could Be Adversely Affected

     We estimate that the aggregate costs of our Year 2000 Program, including recent acquisitions, will be approximately $20.7 million, including costs already incurred. A significant portion of these costs, approximately $8.1 million, are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on our day-to-day operations. We incurred total Year 2000 Program costs of $8.6 million through March 31, 1999, of which approximately $6.4 million represented incremental expense. Our estimates regarding the cost, timing and impact of addressing the Year 2000 issue are based on numerous assumptions of future events, including the continued availability of certain resources, our ability to meet deadlines and the cooperation of third parties. We cannot assure you our assumptions will be correct and that these estimates will be achieved. Actual results could differ materially from our expectations as a result of numerous factors, including the availability and cost of personnel trained in this area, unforeseen circumstances that would cause us to allocate our resources elsewhere and similar uncertainties.

     Our Business Could Be Adversely Affected if Year 2000 Issues Are Not Adequately Addressed in Other Parts of the World or by Companies With Which We Do Business

     We face both internal and external risks from the Year 2000 issue. If realized, these risks could have a material adverse effect on our business, results of operations or financial condition. Our primary internal risk is that our systems will not be Year 2000 compliant on time. The magnitude of this risk depends on our ability to achieve compliance of both internally and externally developed systems or to migrate to alternate systems in a timely fashion. The decentralized nature of our business may compound this risk if we are unable to coordinate efforts across our global operations on a timely basis. We believe that our Year 2000 Program will successfully address these risks, however, we cannot assure you that this program will be completed in a timely manner. Notwithstanding our Year 2000 Program, we also face external risks that may be beyond our control. Our international operations and our relationships with foreign third parties create additional risks for us, as many countries outside the United States have been less attuned to the Year 2000 issue. These risks include the possibility that infrastructural systems, such as electricity, water, natural gas or telephony, will fail in some or all of the regions in which we operate, as well as the danger that the internal systems of our foreign suppliers, service providers and customers will fail. Our business also requires considerable travel, and our ability to perform services under our customer contracts could be negatively affected if air travel is disrupted by the Year 2000 issue.

     In addition, our business depends heavily on the healthcare industry, including third party physician investigators, pharmacies, insurance providers and medical offices. The healthcare industry, and physicians' groups in particular, to date may not have focused on the Year 2000 issue to the same degree as some other industries, especially outside of major metropolitan centers. As a result, we face increased risk that our physician investigators will be unable to provide us with the data that we need to perform under our contracts on time, if at all. Thus, the clinical study involved could be slowed or brought to a halt. The failure due to a Year 2000 issue of an external organization on whose services we rely significantly could also impact our ability to process transactions in our informatics services. Also, the failure of our customers to address the Year 2000 issue could negatively impact their ability to utilize our services. While we intend to develop contingency plans to address certain of these risks, we cannot assure you that any developed plans will sufficiently insulate us from the effects of these risks. Any disruptions resulting from the realization of these risks would affect our ability to perform our services. If we are unable to receive or process information, or if third parties are unable to provide information or services to us, we may not be able to meet milestones or obligations under our customer contracts, which could have a material adverse effect on our business, results of operations and financial condition.

     We are in the process of developing business continuity plans for each service area. We anticipate that the development of these plans will occur primarily in the second half of 1999.

If We Lose the Services of Dennis Gillings or Other Key Personnel, Our Business Could Be Adversely Affected

     Our success substantially depends on the performance, contributions and expertise of our senior management team, led by Dennis B. Gillings, Ph.D., our Chairman of the Board of Directors and Chief Executive Officer. We maintain key man life insurance on Dr. Gillings in the amount of $3 million. Our performance also depends on our ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as our ability to recruit qualified representatives for our contract sales services. The departure of Dr. Gillings, or any key executive,



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

     or our inability to continue to attract and retain qualified personnel could have a material adverse effect on our business, results of operations or financial condition.

Our Product Development Services Create a Risk of Liability From Clinical Trial Participants

     We contract with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered during testing. It is possible third parties could claim that we should be held liable for losses arising from any professional malpractice of the investigators with whom we contract or in the event of personal injury to or death of persons participating in clinical trials. We do not believe we are legally accountable for the medical care rendered by third party investigators, and we would vigorously defend any such claims. Nonetheless, it is possible we could be found liable for those types of losses.

     In addition to supervising such tests, we also own a number of labs where Phase I clinical trials are conducted. Phase I clinical trials involve testing a new drug on a limited number of healthy individuals, typically 20 to 80 persons, to determine the drug's basic safety. We also could be liable for the general risks associated with ownership of such a facility. These risks include, but are not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers.

Relaxation of Government Regulation Could Decrease the Need For the Services We Provide

     Governmental agencies throughout the world, but particularly in the United States, highly regulate the drug development/approval process. A large part of our business involves helping pharmaceutical and biotechnology companies through the regulatory drug approval process. Any relaxation in regulatory approval standards could eliminate or substantially reduce the need for our services, and, as a result, our business, results of operations and financial condition could be materially adversely affected. Potential regulatory changes under consideration in the United States and elsewhere include mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures. These and other changes in regulation could have an impact on the business opportunities available to us.

Failure to Comply With Existing Regulations Could Result in a Loss of Revenue

     Any failure on our part to comply with applicable regulations could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on us. For example, if we were to fail to verify that informed consent is obtained from patient participants in connection with a particular clinical trial, the data collected from that trial could be disqualified, and we could be required to redo the trial under the terms of our contract at no further cost to our customer, but at substantial cost to us.

Proposed Regulations May Increase the Cost of Our Business or Limit Our Service Offerings

     Certain of our current services relate to the diagnosis and treatment of disease. The confidentiality of patient-specific information and the circumstances under which such patient-specific records may be released for inclusion in our databases or used in other aspects of our business, are subject to



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

     substantial government regulation. Additional legislation governing the possession, use and dissemination of medical record information and other personal health information has been proposed at both the state and federal levels. This legislation may (1) require us to implement security measures that may require substantial expenditures or (2) limit our ability to offer some of our products and services. These and other changes in regulation could limit our ability to offer some of our products or have an impact on the business opportunities available to us.

Industry Regulation May Restrict Our Ability to Analyze and Disseminate Pharmaceutical and Healthcare Data

     As described above, the pharmaceutical industry is subject to extensive regulations at the federal, state and international levels, including limitations on the prices drug companies may charge. Such regulations may cause our pharmaceutical company clients to revise or reduce their marketing programs. In addition, we are directly subject to certain restrictions on the collection and use of data. Laws relating to the collection and use of data are evolving, as are contractual rights. We cannot assure you that contractual restrictions imposed by our customers, legislation or regulations will not, now or in the future, directly or indirectly restrict the analysis or dissemination of the type of information we gather and therefore materially adversely affect our operations.

Consolidation in the Healthcare Industry May Adversely Affect Our Business

     Many healthcare providers and payors are consolidating to create larger healthcare organizations. This consolidation reduces the number of potential customers for our EDI and data analysis services, and the increased bargaining power of these organizations could lead to reductions in the amounts paid for such services. For example, payors and other healthcare information companies, such as billing services and practice management vendors, which currently utilize our EDI services, have developed or acquired transaction processing and networking capabilities and may cease utilizing our EDI services in the future. Industry developments are increasing the amount of capitation-based care and reducing the need for providers to make claims or reimbursements for products or services. The impact of these developments in the healthcare EDI and transaction processing industry, as well as the import for the development of new data analysis products, is difficult to predict and could materially adversely affect our business.

Our Services Are Subject to Evolving Industry Standards and Rapid Technological Changes

     The markets for our services, particularly our QUINTERNET(TM) informatics services, which include our EDI and data analysis services, are characterized by rapidly changing technology, evolving industry standards and frequent introduction of new and enhanced services. To succeed, we must continue to:

         -        enhance our existing services;

         - introduce new services on a timely and cost-effective basis to meet evolving customer requirements;

         -        achieve market acceptance for new services; and

         - respond to emerging industry standards and other technological changes.

     Particularly, the current industry standard EDI platform for processing transactions could be replaced or supplemented by an internet platform to handle these transactions. Some of our competitors in the EDI business are beginning to implement such a platform. If others succeed in implementing an internet platform and are able to gain market acceptance of that platform, whether or not we develop and execute an internet platform, our EDI business could be materially adversely affected.

Exchange Rate Fluctuations May Affect Our Results of Operations and Financial Condition

     We derive a large portion of our net revenue from international operations; for example, we derived approximately 44.3% of our 1998 net revenue from outside the United States. Our financial statements are denominated in U.S. dollars; thus, factors associated with international operations, including changes in foreign currency exchange rates, could significantly affect our results of operations and financial condition. Exchange rate fluctuations between local currencies and the U.S.
     dollar create risk in several ways, including:

         - Foreign Currency Translation Risk. The revenue and expenses of our foreign operations are generally denominated in local currencies.

         - Foreign Currency Transaction Risk. Our service contracts may be denominated in a currency other than the currency in which we incur expenses related to such contracts.

     We try to limit these risks through exchange rate fluctuation provisions stated in our service contracts, or we may hedge our transaction risk with foreign currency exchange contracts or options. Despite these efforts, we may still experience fluctuations in financial results from our operations outside the United States, and we cannot assure you that we will be able to favorably reduce our currency transaction risk associated with our service contracts.

     On January 1, 1999, a new currency, the euro, became the legal currency for 11 of the 15 member countries of the European Economic Community. Between January 1, 1999 and January 1, 2002, governments, companies and individuals may conduct business in these countries in both the euro and existing national currencies. On January 1, 2002, the euro will become the sole currency in these countries. We are evaluating the impact conversion to the euro will have on our business. In particular we are reviewing (1) whether we may have to change the prices of our services in the different countries because they will now be dominated in the same currency in each country and
     (2) whether we will have to change the terms of any financial instruments in connection with our hedging activities described above. Based on current information and our initial evaluation, we do not expect the cost of any necessary corrective action to seriously harm our business. However, we will continue to evaluate the impact of these and other possible effects of the conversion to the euro on our business. We cannot assure you that the costs associated with the conversion to the euro will not in the future seriously harm our business, results of operations or financial condition.

We May Be Adversely Affected By Customer Concentration

     We have one customer that accounted for 10% of our revenues for the three months ended March 31, 1999. These revenues resulted from services provided by our product development and commercialization service groups. If this or any future customer of similar size decreases or terminates its relationship with us, our business, results of operations or financial condition could be materially adversely affected.

We Rely on Specific Data Centers for Our EDI Business

     Our EDI business relies on a host computer system to perform real-time EDI transaction processing. This host computer system is contained in a single data facility. The host computer system does not have a remote backup data center. Although the host computer system is insured, if there is a fire or other disaster at the data facility, our EDI business could be materially adversely affected.

     Our EDI business also relies on a data center operated by a third party to perform many of our other healthcare EDI transaction processing services. The facility is located in Tampa, Florida and is operated by GTE Data Services Incorporated, with whom we have contracted for such processing services. Our EDI business relies primarily on this facility to process batch claims and other medical EDI transaction sets. Our contract with GTE requires GTE to maintain continuous processing capability and a "hot site" disaster recovery system. This contract expires in December 2003. If the GTE facility's services are disrupted or delayed, our EDI business could be materially adversely affected.

We Cannot Predict the Need for Independent Healthcare EDI Processing

     Our EDI business strategy anticipates that providers of healthcare services and payors will increase their use of electronic processing of healthcare transactions in the future. The development of the business of electronically transmitting healthcare transactions is affected, and somewhat hindered, by the complex nature and types of transactions that must be processed. Furthermore, while the wide variety of processing forms used by different payors has fostered the need for healthcare EDI and transaction processing clearinghouses such as ENVOY to date, if such forms become standardized, through consolidation of payors or otherwise, then the need for independent third party healthcare EDI processing could become less prevalent. We cannot assure you that the electronic processing of healthcare transactions will increase or that our EDI business will grow.

Direct Links May Bypass Need for Our EDI Services

     Some third party payors provide electronic data transmission systems to healthcare providers, thereby directly linking the payor to the provider. These direct links bypass third party processors like us. An increase in the use of direct links between payors and providers would materially adversely affect our EDI business.

Increased Competition in the Healthcare EDI Business Could Adversely Impact Our Results

     Increased competition in the healthcare EDI and transaction processing business could force us to reduce, or even eliminate, per transaction fees, which could adversely affect our results of operations. Our EDI services face different types of competition, any or all of which could affect our EDI business. Some of our competitors are similarly specialized, such as former regional partners of ENVOY that have direct provider relationships, and others are involved in more highly developed areas of the business. In addition, some vendors of provider information management systems include or may include, in their offered products, their own electronic transaction processing systems. If electronic transaction processing becomes the standard method of processing healthcare claims and information, other companies with significant capital resources could enter the industry.

New Healthcare Legislation or Regulation Could Restrict Our EDI Business

     The Health Insurance Portability and Accountability Act of 1996 requires the use of standard transactions, standard identifiers, security and other administrative simplification provisions and instructs the Secretary of Health and Human Services to promulgate regulations regarding these standards. The Act also requires the Secretary of Health and Human Services to develop recommendations regarding the privacy of individually identifiable health information. On September 11, 1997, the Secretary presented her recommendations, which, among other things, advise that patient information should not be disclosed except when authorized by the patient. This Act further establishes an August 1999 deadline for Congress to enact privacy legislation. If Congress does not meet this deadline, the Secretary is directed to issue regulations setting privacy standards to protect health information that is transmitted electronically. Such changes could occur as early as the year 2000, and their impact cannot be predicted. Such legislation or regulations could materially affect our EDI business. This Act also specifically names clearinghouses as the compliance facilitators for providers and payors, and permits clearinghouses to convert non-standard transactions to standard transactions on behalf of their clients. We are preparing to comply with the mandated standards within three to six months after they are published. Whether we are successful in complying with these standards may depend on whether providers, payors and others are also successful in complying with the standards.

     In addition, broad-based health information privacy legislation which may restrict third-party processors from using, transmitting or disclosing certain patient data without specific patient consent has recently been introduced in the United States Congress. If this legislation is adopted, it could inhibit third party processors in using, transmitting or disclosing certain treatment and clinical data, or make such activities more expensive to undertake, and hence less profitable to the EDI business. It is difficult to predict the impact of the legislation described above, but such legislation could materially adversely affect our EDI business.

Unauthorized Access To Data Centers Could Adversely Affect Our EDI Business

     Unauthorized access to our EDI data centers and misappropriation of our proprietary information could have a material adverse effect on our EDI business and financial results. While we believe our current security measures and the security measures used by third parties for whom we process or transmit healthcare information are adequate, such unauthorized access or misappropriation could occur.


                                 Use of Proceeds

The selling shareholders will receive all net proceeds from the sale of their shares. We will not receive any proceeds from the sale of the shares.

                              Selling Shareholders

The selling shareholders obtained their shares when we acquired one of four different companies, including Oak Grove Technologies, Inc., SMG Marketing Group, Inc., Minerva Medical Limited and Medlab (Pty) Limited, and when we acquired certain business assets of the Niehaus & Botha partnership. Pursuant to the terms of each acquisition, we agreed to register certain amounts of each selling shareholder's shares for resale by the selling shareholder. We are registering this common stock to permit public secondary trading in the shares. The selling shareholders may offer and sell the shares from time to time pursuant to this prospectus, as further discussed under the caption, "Plan of Distribution."

The following table sets forth important information about each selling shareholder provided to us as of July 2, 1999. This table assumes that each selling shareholder will sell all of the shares offered; however, we are unable to determine the exact number of shares that will actually be sold or when or if those sales will occur. None of the selling shareholders own 1% or more of our outstanding common stock as of July 2, 1999.

                                                       Shares Owned     Shares         Shares Owned
                                                          Prior          Being            After
Name                                                    To Offering     Offered          Offering
----                                                   ------------     -------        ------------

Former Oak Grove Technologies, Inc. Shareholders
Mitchell Januszewski (1) ........................         65,961         13,192           52,769
Thomas Dzierozynski (2) .........................         21,987          4,397           17,590

Former SMG Marketing Group, Inc. Shareholders
John A. Henderson Revocable Trust (3) ...........        883,570        883,570                0
Barbara E. Wallace (4) ..........................        286,721        286,721                0

Former Minerva Medical Limited Shareholders and
Holders of Related Interests
Melvyn John Percy (5) ...........................        498,520        149,556          348,694
Christopher Packard (6) .........................        244,373         73,311          171,062
Andrew Mark Percy (7) ...........................        234,598         70,379          164,219
Minerva Medical Projects Limited Directors' Small
Self-Administered Pension Scheme (8) ............         19,318          5,795           13,523
Michael Murphy (9) ..............................         73,408         22,022           51,386
Brendan M. Buckley (10) .........................         73,408         22,022           51,386

Former Medlab (Pty) Limited Shareholders
and Holders of Niehaus & Botha Assets
Charles Edward Niehaus (11) .....................         67,689         55,413           12,276
Andreas Johannes Hamman (12) ....................         68,022         55,746           12,276
Pieter Frederik Wessels (13) ....................         65,777         53,501           12,276
Louise Marcus-Finn (14) .........................         65,813         53,537           12,276

----------------
(1) Includes 7,917 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Mr. Januszewski is President and a director of Quintiles -- Oak Grove, Inc. a wholly-owned subsidiary of Quintiles.

(2) Includes 2,639 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Mr. Dzierozynski is Secretary/Treasurer of Quintiles - Oak Grove, Inc., a wholly-owned subsidiary of Quintiles.

(3) Includes 44,178 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder not earlier than March 31, 2000 under the terms of the escrow. John A. Henderson is the sole trustee of the Trust, of which Mr. Henderson and his family are the beneficiaries. Mr. Henderson is President of SMG Marketing Group, Inc., a wholly-owned subsidiary of Quintiles.

(4) Includes 14,336 shares held in escrow pursuant to the terms of the acquisition, which escrowed shares may be sold only upon distribution to the selling shareholder not earlier than March 31, 2000 under the terms of the escrow.

(5) Includes 49,852 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Excludes shares held by the Minerva Medical Projects Limited Directors' Small Self-Administered Pension Scheme, of which Mr. Percy is a trustee and a beneficiary. Mr. Percy is a director of Minerva Medical Limited, a wholly-owned subsidiary of Quintiles.

(6) Includes 24,437 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Mr. Packard is currently a part-time consultant to Minerva Medical Limited, a wholly-owned subsidiary of Quintiles.

(7) Includes 23,460 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Excludes shares held by the Minerva Medical Projects Limited Directors' Small Self-Administered Pension Scheme, of which Mr. Percy is a trustee and a beneficiary. Mr. Percy was employed by Minerva Medical Limited, a wholly-owned subsidiary of Quintiles, until July 1, 1999 and from that date has served as a consultant to Minerva.

(8) Melvyn John Percy and Andrew Mark Percy are two of the trustees of the Scheme. Messrs. Percy and Percy are also beneficiaries of the Scheme.

(9) Includes 7,341 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Dr. Murphy is a consultant to Minerva (Ireland) Limited, a wholly-owned subsidiary of Quintiles.

(10) Includes 7,341 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Dr. Buckley is a consultant to Minerva (Ireland) Limited, a wholly-owned subsidiary of Quintiles.

(11) Includes 12,276 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Mr. Niehaus is a director of Medlab (Pty) Limited, a wholly-owned subsidiary of Quintiles.

(12) Includes 12,276 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Mr. Hamman is a director of Medlab (Pty) Limited, a wholly-owned subsidiary of Quintiles.

(13) Includes 12,276 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Mr. Wessels is a director of Medlab (Pty) Limited, a wholly-owned subsidiary of Quintiles.

(14) Includes 12,276 shares held in escrow pursuant to the terms of the acquisition. Shares held in escrow are not offered by this prospectus. Ms. Marcus Finn is a director of Medlab (Pty) Limited, a wholly-owned subsidiary of Quintiles.

                              Plan of Distribution

Methods of Offers and Sales

     The selling shareholders may sell the shares at various times in one or more of the following transactions (which may include block transactions):

         -        on the Nasdaq National Market;

         -        in negotiated transactions;

         -        through put or call transactions related to the shares;

         -        in connection with short sales of Quintiles stock; or

         -        in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market price or at negotiated prices.

     If any selling shareholder uses broker-dealers, such broker-dealers may receive commissions or discounts from the selling shareholders, or they may receive commissions from the purchaser for whom they acted as agent or to whom they sell as principal (or both). There is the possibility that the selling shareholders and the broker-dealers (who effect sales) may be deemed to be "underwriters" under the Securities Act, and their commissions or discounts regarded as underwriters' compensation. Because of this possibility, the selling shareholders must comply with the prospectus delivery requirements of the Securities Act.

     Each selling shareholder has agreed to notify us upon entering into an arrangement with a broker- dealer for the sale of shares through any one or more of the following methods:

         -        a block trade,

         -        a special offering,

         -        an exchange distribution or secondary distribution, or

         -        a purchase by a broker or a dealer.

     Once we receive such notification, if required, we will file a prospectus supplement pursuant to Rule 424(b) of the Securities Act describing: (1) the broker-dealer's name; (2) the number of shares involved; (3) the commissions paid to the broker-dealer; (4) the discounts given or concessions allowed to the broker dealer; (5) a statement that the broker-dealer did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus (if applicable); and (6) other material facts of the transaction. To our knowledge, as of July 2, 1999 none of the selling shareholders have entered into any arrangement described above with a broker-dealer.

     The selling shareholders also may sell all or a portion of the shares in open-market transactions in reliance on Rule 144 under the Securities Act, provided that they can satisfy the requirements of that rule.

     The selling shareholders' rights to be included in this registration statement and prospectus are not transferable. Nevertheless, we may permit certain donees, such as charitable organizations, who may receive shares from a selling shareholder after the date of this prospectus, to sell their shares under this prospectus. Any such donee may sell the shares in accordance with the terms described in this plan of distribution. We will not receive any of the proceeds from such sales.

Duration of Resale Period Under This Prospectus

     We anticipate that the registration statement shall remain effective as to each selling shareholder group until the earlier of (1) the date when all of his or her shares included in the registration statement have been distributed to the public; or (2) the date as set forth in the table below with respect to each group.

     Selling Shareholder Group                                       Termination of Offering
     ===================================================       =======================================================
     Oak Grove Technologies, Inc.                              February 17, 2000 (the date the selling shareholders'
                                                               shares become eligible for resale under Rule 144 of
                                                               the Securities Act)

     SMG Marketing Group, Inc.*                                June 3, 2000

     Minerva Medical Limited*                                  May 19, 2000 (the date the selling shareholders'
                                                               shares become eligible for resale under Rule 144 of
                                                               the Securities Act)

     Medlab (Pty) Limited/Niehaus & Botha                      March 31, 2000 (the date the selling shareholders'
                                                               shares become eligible for resale under Rule 144 of
                                                               the Securities Act)

---------------------
     * Certain of the selling shareholders may not sell (or otherwise reduce their risk relative to their shares) for a certain period of time as required by the pooling of interests accounting rules. The restricted period ends once we have published financial statements covering at least 30 days of our operations combined with each pooled or merged company. Thus, the selling shareholders may be unable to immediately sell all or any of the shares.

Costs and Indemnification

     We will pay our own legal and accounting fees, all registration and filing fees attributable to the registration of the shares, any legal fees and filing fees relating to state securities or "blue sky" filings, the filing fee payable to The Nasdaq Stock Market, and all printing fees incurred in connection with the preparation of the registration statement. Each selling shareholder will pay his, her or its own legal fees. The selling shareholders will pay any selling discounts and commissions and stock transfer taxes applicable to a sale of shares.

     We have agreed to indemnify certain of the selling shareholders and their officers and directors, and each person who controls such selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The same selling shareholders have agreed to indemnify us and our directors and officers and each person who controls us in similar terms.

               Where You Can Find More Information About Quintiles

We file reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You can also find our SEC filings on the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" in this prospectus the information we file with them. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate by reference is considered part of this prospectus, and any information we later file with the SEC will automatically update and supersede the information in this prospectus.

We incorporate by reference in this prospectus and refer you to the documents listed below (File No. 000-23520):

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by Form 10-K/A;

         2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

         3. Our Current Reports on Form 8-K dated April 22, 1999, April 30, 1999 and July 15, 1999;

         4. The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on February 28, 1994 and amended on April 11, 1994; and

         5. All other documents we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the end of this offering.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following:

         Investor Relations
         Quintiles Transnational Corp.
         4709 Creekstone Drive
         Riverbirch Building, Suite 200
         Durham, North Carolina 27703-8411
         (919) 998-2300

You should also note that the SEC considers this prospectus to be part of a registration statement filed with the SEC (Registration No. 333-________). Since this prospectus omits certain portions of the information provided in the registration statement, we also refer you to that document.

================================================================================
You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to give you different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement, is accurate as of any date other than the date on the front of those documents.
================================================================================

                           Forward Looking Statements

We make statements in this prospectus and in the documents incorporated by reference that fall within the definition of "forward looking statements" found in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by our use of words like "may," "will," "expect," "anticipate," "estimate," or "continue" or comparable terms and phrases.

Forward looking statements represent our judgment about the future and are not guarantees of our future performance. Certain risks and uncertainties could cause our actual operating results and financial position to differ materially from our projections, including the considerations described in connection with specific forward looking statements, factors discussed in this prospectus under the caption "Risk Factors You Should Consider" and other cautionary statements you may find in this prospectus and in the documents we incorporate by reference. Therefore, we caution you not to place undue reliance on forward looking statements. Such forward looking statements represent our estimates and assumptions only as of the date of this prospectus.

                                  Legal Matters

Our lawyers, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., will issue a legal opinion concerning the legality of the selling shareholders' shares. Smith Anderson lawyers own in the aggregate approximately 3,800 shares of Quintiles common stock.

                                     Experts

The supplemental consolidated financial statements of Quintiles as of and for the year ended December 31, 1998, as restated for pooling of interest acquisitions in the Current Report on 8-K dated July 15, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants. In that report, Arthur Andersen LLP states that with respect to the financial statements of ENVOY Corporation, a company acquired during March 1999 in a transaction accounted for as a pooling of interests, its opinion is based on the report of other independent auditors, Ernst & Young LLP. The supplemental financial statements referred to above have been incorporated by reference herein in reliance on those firms' reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, have audited our supplemental consolidated financial statements at December 31, 1997 and the years ended December 31, 1997 and 1996 included in our Current Report on Form 8-K dated July 15, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our supplemental consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table shows the estimated expenses of the issuance and distribution of securities offered hereby. The selling shareholders will not bear any of these expenses.

SEC Registration Fee.........................................  $ 18,433
Legal Fees and Expenses......................................  $ 15,000
Accounting Fees and Expenses.................................  $ 21,000
Printing and Related Expenses................................  $  5,000
Miscellaneous Expenses.......................................  $  1,567
                                                                -------
         Total...............................................  $ 61,000
                                                                =======


Item 15. Indemnification of Directors and Officers

         Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

         In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses such person may incur on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Company's bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that the Company will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. Accordingly, the Company may indemnify its directors, officers and employees in accordance with either the statutory or the non-statutory standard.

         Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

         Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company's directors and officers are currently covered under directors' and officers' insurance policies maintained by the Company.

         As permitted by North Carolina law, Article XI of the Company's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability for unlawful distributions under N.C. Gen. Stat. Section 55-8-33 of the North Carolina Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit, or
(iv) acts or omissions occurring prior to the date the provision became effective.

Item 16. Exhibits

         The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.

Exhibit
Number            Description of Exhibit
-------           ----------------------

4.01(1)           Specimen Common Stock Certificate
4.02(2)           Amended and Restated Articles of Incorporation, as amended
4.03(3)           Amended and Restated Bylaws
4.04              Terms of registration rights granted by Quintiles to the Oak
                  Grove Technologies, Inc. selling shareholders
4.05              Terms of registration rights granted by Quintiles to the SMG
                  Marketing Group, Inc. selling shareholders
4.06              Terms of registration rights granted by Quintiles to the
                  Minerva Medical Limited selling shareholders

4.07 Terms of registration rights granted by Quintiles to the Medlab (Pty) Limited/Niehaus & Botha selling shareholders
5.01 Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. regarding legality of securities being registered
23.01             Consent of Arthur Andersen LLP
23.02             Consent of Ernst & Young LLP
23.03             Consent of Ernst & Young LLP
23.04 Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.01 hereto)
24.01             Power of Attorney (included on the signature page hereof)

         ---------------
         (1) Exhibit to the Company's Registration Statement on Form S-1, as amended, (Registration No. 33-75766) as filed with the Commission, effective April 20, 1994, and incorporated herein by reference.
         (2) Exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999, as filed with the Commission on May 14, 1999, and incorporated herein by reference.
         (3) Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Commission on March 25 1996, as amended on May 16, 1996 and incorporated herein by reference.

Item 17.    Undertakings

The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on July 15, 1999.

                                         QUINTILES TRANSNATIONAL CORP.


                                         By:  /s/ Dennis B. Gillings
                                              ----------------------------------
                                              Dennis B. Gillings, Ph.D.
                                              Chairman of the Board of Directors
                                              and Chief Executive officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis B. Gillings and Rachel R. Selisker and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of July 15, 1999 in the capacities indicated.

Signature                                Title
---------                                -----

/s/ Dennis B. Gillings                   Chairman of the Board of Directors
------------------------------------         and Chief Executive Officer
Dennis B. Gillings, Ph.D.

/s/ Santo J. Costa                       President, Chief Operating Officer
------------------------------------         and Director
Santo J. Costa

/s/ Rachel R. Selisker                   Chief Financial Officer, Executive
------------------------------------         Vice President Finance, and
Rachel R. Selisker                           Director (Principal accounting
                                             and financial officer)

/s/ Robert C. Bishop                     Director
------------------------------------
Robert C. Bishop, Ph.D.

/s/ E.G. F. Brown                        Director
------------------------------------
E.G. F. Brown

/s/ Vaughn D. Bryson                     Director
------------------------------------
Vaughn D. Bryson

/s/ Chester W. Douglass                  Director
------------------------------------
Chester W. Douglass, Ph.D.

/s/ William E. Ford                      Director
------------------------------------
William E. Ford

/s/ Fred C. Goad                         Director
------------------------------------
Fred C. Goad

/s/ Jim D. Kever                         Director
------------------------------------
Jim D. Kever

/s/ Arthur M. Pappas                     Director
------------------------------------
Arthur M. Pappas

                                         Director
------------------------------------
Ludo J. Reynders, Ph.D

/s/ Eric J. Topol                        Director
------------------------------------
Eric J. Topol, M.D.

/s/ Virginia V. Weldon                   Director
------------------------------------
Virginia V. Weldon, M.D.

/s/ David F. White                       Director
------------------------------------
David F. White

EXHIBIT INDEX

Exhibit
Number            Description of Exhibit
-------           ----------------------

4.01(1)           Specimen Common Stock Certificate
4.02(2)           Amended and Restated Articles of Incorporation, as amended
4.03(3)           Amended and Restated Bylaws
4.04              Terms of registration rights granted by Quintiles to the Oak
                  Grove Technologies, Inc. selling shareholders
4.05              Terms of registration rights granted by Quintiles to the SMG
                  Marketing Group, Inc. selling shareholders
4.06              Terms of registration rights granted by Quintiles to the
                  Minerva Medical Limited selling shareholders
4.07              Terms of registration rights granted by Quintiles to the
                  Medlab (Pty) Limited/Niehaus & Botha selling shareholders
5.01              Opinion of Smith, Anderson, Blount, Dorsett, Mitchell &
                  Jernigan, L.L.P. regarding legality of securities being registered
23.01             Consent of Arthur Andersen LLP
23.02             Consent of Ernst & Young LLP
23.03             Consent of Ernst & Young LLP
23.04             Consent of Smith, Anderson, Blount, Dorsett, Mitchell &
                  Jernigan, L.L.P. (included in Exhibit 5.01 hereto)
24.01             Power of Attorney (included on the signature page hereof)

         ---------------
         (1) Exhibit to the Company's Registration Statement on Form S-1, as amended, (Registration No. 33-75766) as filed with the Commission, effective April 20, 1994, and incorporated herein by reference.
         (2) Exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999, as filed with the Commission on May 14, 1999, and incorporated herein by reference.
         (3) Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the Commission on March 25 1996, as amended on May 16, 1996 and incorporated herein by reference.